AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 19, 2001

                                                REGISTRATION NO. 333____________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

================================================================================

                                    Form S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           LILLIAN VERNON CORPORATION
            -------------------------------------------------------
            (Exact name of Registrant as specified in its character)


         Delaware                                                 13-2529859
-------------------------------                              -------------------
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)



                    One Theall Road, Rye, New York 10580-1450
                    -----------------------------------------
                     (Address of Principal Executive Office)



                          EMPLOYEE STOCK PURCHASE PLAN
                          ----------------------------
                              (Full Title of Plan)


                                 Lillian Vernon
                   ------------------------------------------
                     (Chairman and Chief Executive Officer)

                           Lillian Vernon Corporation
                                 One Theall Road
                            Rye, New York 10580-1450

                                 (914) 925-1200
             -------------------------------------------------------
             (Name, address including zip code and telephone number,
                   including area code, of agent for service).



             A copy of all communications, including communications
                sent to the agent for service should be sent to:

                              Alan M. Rashes, Esq.
                      Salon, Marrow, Dyckman & Newman, LLP
                                685 Third Avenue
                            New York, New York 10017
                                 (212) 661-7100

                                       CALCULATION OF REGISTRATION FEE

Title of Each Class of                           Proposed Maximum       Proposed Maximum
Securities to be             Amount to be        Offering Price Per     Aggregate          Amount of
Registered                   Registered          Share                  Offering Price     Registration Fee
---------------------------- ------------------- ---------------------- ------------------ ----------------
Common Stock, $.01           100,000 (1)(2)      $7.08(3)               $708,000           $169.21


---------------------------


(1) Represents additional shares issuable to employees under the Employee Stock Purchase Plan (the "Purchase Plan"). Shares to purchase 100,000 shares of Common Stock pursuant to the Purchase Plan were previously registered pursuant to the Registrants' Registration Statement on Form S-8 (File No. 333-62283) filed with the Commission on August 26, 1998.

(2) Includes an indeterminable number of shares of common stock which may become issuable pursuant to the anti-dilution provisions of the Purchase Plan.

(3) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) based upon the average of the high and low prices of the Common Stock as reported by the American Stock Exchange (the "AMEX") on December 13, 2001.

Introduction

     On July 18, 2001 the stockholders of Lillian Vernon Corporation (the "Registrant" or the "Company") approved a 100,000 share increase in the number of shares of Common Stock reserved for issuance under the Company's Employee Stock Purchase Plan (the "Purchase Plan"). This Registration Statement registers the additional 100,000 shares of Common Stock reserved under the Purchase Plan.

Incorporation by Reference

     On August 26, 1998, a Form S-8 Registration Statement (File No. 333-62283) registering 100,000 shares of Common Stock, reserved for issuance pursuant to the Purchase Plan, was filed with the Securities and Exchange Commission and became effective. The contents of Registration Statement No. 333-62283 are hereby incorporated by reference, as modified by amendments to the Purchase Plan, which amendments were approved by the stockholders of the Registrant on July 18, 2001, and which amendments are described herein.


                 Amendments to the Employee Stock Purchase Plan

     In addition to increasing, by 100,000 shares of Common Stock, the number of shares reserved for issuance pursuant to the Purchase Plan, the stockholders also approved an amendment to the Purchase Plan dealing with stockholder approval for adoption and amendment of the Purchase Plan. The amendment provides that once a quorum is present, the Purchase Plan and any amendments thereto, may be approved by the affirmative vote of the holders of a majority of the shares present or represented by proxy at the Annual Meeting of Stockholders.

                                     PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by Lillian Vernon Corporation, a Delaware corporation (the "Company") are incorporated as to their respective dates in this Registration Statement by reference:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended February 24, 2001;

     (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended May 26, and August 25, 2001 respectively;

     (c) All other reports filed by the Company pursuant to Section 13(a) and 15(d) of the Securities Exchange Act of 1934 since the end of the Company's fiscal year ended February 24, 2001; and

     (d) The description of the Company's Common Stock contained in the Company's Registration Statement on Form S-1, Registration No. 33-15430, declared effective August 13, 1987 and contained in Form 8-K filed with the Commission on April 23, 1999.

     All documents filed by the Company with the Commission, pursuant to Section 13, 14 or 15(d) of the Exchange Act hereto, but prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from their respective dates of filing. Any statement contained herein shall be deemed to be modified or superseded for purposes of the Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL

     The legality of the shares offered hereby has been passed upon for the Company by Salon, Marrow, Dyckman & Newman, LLP ("SMD&N"), 685 Third Avenue, New York, New York 10017. Joel Salon, a partner of SMD&N, and a director of the Registrant, owns 1,000 shares of common stock (750 of which is owned by his spouse, to which he has disclaimed beneficial ownership). In addition, he has the right to acquire 16,000 shares of common stock pursuant to the Company's 1997 Performance Unit, Restricted Stock, Non-Qualified Option and Incentive Stock Option Plan (the "Incentive Compensation Plan"). Leo Salon, also a partner of SMD&N, and former director of the Company, owns 2,250 shares of Common Stock. He has the right to acquire 4,500 shares of Common Stock pursuant to the Company's 1987 Performance Unit, Restricted Stock, Non-Qualified Option and Incentive Stock Option Plan and has the right to acquire 12,500 shares of Common Stock pursuant to the Company's 1993 Stock Option Plan for Non-Employee Directors.

Mr. Salon also has the right to acquire 15,000 shares of Common Stock pursuant to the Company's Incentive Compensation Plan.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 102 of the Delaware General Corporation Law ("DGCL") allows a corporation to eliminate the personal liability of directors of a Company to the Company or to any of its stockholders for monetary damage for a breach of his fiduciary duty as a director, except in the case where the director breaches his duty of loyalty, fails to act in good faith, engages in intentional misconduct or knowingly violates a law, authorizes the payment of a dividend or approves a stock repurchase in violation of the DGCL or obtains an improper personal benefit. The Company's Certificate of Incorporation, a copy of which is incorporated by reference, contains a provision which eliminates directors' personal liability as set forth above.

     Section 145 of the DGCL permits a corporation to indemnify its directors and officers.

     Article IV of the Company's By-Laws provides for indemnification of corporate agents as follows:

     "Section 1. Non-Derivative Actions. The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer or employee of the Company, or is or was serving at the request of the Company as a director, officer or employee of another corporation, partnership, joint-venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful."

     "Section 2. Derivative Actions. The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or contemplated action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer or employee of the Company, or is or was serving at the request of the Company as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) judgments, fines and amounts paid in connection with the defense or settlement of such action or suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication or liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper."

     "Section 3. Expenses. To the extent that a director, officer or employee of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 1 and 2 of this Article IV, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith."

     "Section 4. Standard of Conduct. Any indemnification under Sections 1 and 2 of this Article IV (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer or employee is proper in the circumstances because he has met the applicable standard of conduct set forth in Sections 1 and 2. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by a majority vote of the stockholders."

     "Section 5. Undertakings. Expenses incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding if authorized by the Board of Directors in the specific case and only upon receipt of an undertaking by or on behalf of the director, officer or employee to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Company as authorized in this Article IV."

     "Section 6. Non-Exclusivity. The indemnification provided by this Article IV shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors, statute, court decision, insurance policy or otherwise, now or hereafter in effect, and shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such a person."

     "Section 7. Insurance. The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of the Company, or is or was serving at the request of the Company as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of this Article IV or of the General Corporation Law of the State of Delaware."

     "Section 8. Definitions. For the purpose of this Article IV, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Company" shall include any service as a director, officer or employee of the Company which imposes duties on, or involves services by, such director, officer or employee with respect to any employee benefit plan, its participants or beneficiaries; and a person who acting in good faith and in a manner he reasonably believes to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Company" as referred to in this Article IV."

     "Section 9. Indemnification Agreements. Without limiting the generality of the foregoing, the Company shall have the express authority to enter into such agreements as the Board of Directors deems appropriate for the indemnification of present or future directors and officers of the Company in connection with their service to or status with the Company or any other corporation, entity or enterprise with whom such person is serving at the express written request of the Company."

     The Company has entered into indemnification agreements with its officers and directors providing for payment of (i) all expenses incurred by an officer and director in connection with any potential liability, (ii) any awards or judgments rendered against said officer and director and (iii) any amount paid in settlement provided that the officer and director did not act in bad faith and acted in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company. The indemnification agreements provide for advancement of expenses in certain circumstances.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

ITEM 8. EXHIBITS

     3    Articles of Incorporation as amended
          and By Laws(1)

     4.1  Amended Employee Stock Purchase Plan(2)


     5.1  Opinion of Salon, Marrow, Dyckman & Newman, LLP

     23.1 Consent of Salon, Marrow, Dyckman & Newman, LLP to be named in the Registration Statement. Reference is made to Exhibit 5.1 to this Registration Statement which includes such consent.

     23.2 Consent of PricewaterhouseCoopers LLP

     24   Power of Attorney (set forth in the signature pages)

ITEM 9. UNDERTAKINGS

     (a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

----------

     (1) The amended By Laws were filed with Form 10-Q for the quarter ended August 26, 2000 and are hereby incorporated by reference.

     The Certificate of Incorporation was filed with the Registration on Form S-1 (File No. 33-15430) and with Form 10-Q for the quarter ended August 28, 1987; amendments to the Certificate of Incorporation were filed with Form 8-K filed April 23, 1999; all of which is incorporated by reference.

     (2) Filed as Exhibit "C" to the Company's Proxy Statement for the Annual Meeting of Stockholders, filed with the Commission on June 14, 2001 and incorporated by reference herein.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change of such information in the Registration Statement;

          (2) To remove from registration by means of a post- effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for the filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned; thereunto duly authorized in Rye, New York on this 19th day of December, 2001.


                           LILLIAN VERNON CORPORATION


Dated: December 19, 2001          By: /s/ LILLIAN VERNON
                                        ---------------------------------------
                                             Lillian Vernon
                                             Chairman of the Board
                                             and Chief Executive Officer


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints Lillian Vernon and Susan C. Handler and each acting alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments and supplements to this Registration Statement and to file the same with all exhibits thereto and other documents in connection with all exhibits thereto, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement or any amendments or supplements hereto and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, this Registration Statement has been signed by the following persons in their respective capacities with Lillian Vernon Corporation and on the dates indicated.

             Signature                                     Title                                   Date
             ---------                                     -----                                   ----
 /s/ LILLIAN VERNON                  Chairman of the Board of Directors and Chief                December 19, 2001
-----------------------              Executive Officer (Principal Executive Officer)
Lillian Vernon


 /s/ WAYNE A. PALLADINO              Senior Vice President-Chief Financial Officer               December 19, 2001
------------------------             (Principal Financial and Accounting Officer)
Wayne A. Palladino


 /s/ DAVID C. HOCHBERG               Vice President-Public Affairs and Director                  December 19, 2001
-----------------------
David C. Hochberg


 /s/ RICHARD A. BERMAN               Director                                                    December 19, 2001
-----------------------
Richard A. Berman


/s/ ELIZABETH M. EVEILLARD           Director                                                    December 19, 2001
--------------------------
Elizabeth M. Eveillard


 /s/ JONAH GITLITZ                   Director                                                    December 19, 2001
----------------------
Jonah Gitlitz


 /s/ JOEL SALON                      Director                                                    December 19, 2001
------------------------
Joel Salon


 /s/ BERT W. WASSERMAN               Director                                                    December 19, 2001
-----------------------
Bert W. Wasserman

                                INDEX TO EXHIBITS

5.1  Opinion of Salon, Marrow, Dyckman & Newman, LLP

23.1 Consent of Salon, Marrow, Dyckman & Newman, LLP
     (included in Exhibit 5.1)

23.2 Consent of PricewaterhouseCoopers LLP